CERTIFICATE OF DESIGNATIONS
                           OF SERIES A PREFERRED STOCK

                                       OF

                               MEDITE CORPORATION

             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE


     MEDITE CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware and pursuant to ARTICLE FOUR of the Certificate of Incorporation of the Corporation, as the same heretofore has been amended, supplemented, and/or restated (the "Certificate of Incorporation"), the Board of Directors of the Corporation is authorized to issue from time to time shares of the "Preferred Stock" class of the Corporation's stock, par value $1.00 per share, in one or more series and to fix the designations, powers, preferences, and rights, and the qualifications, limitations, and restrictions thereof, of any such series, and has authorized the creation of the series of Preferred Stock hereinafter provided for and has established the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions thereof, of such series, by adopting, and has adopted, in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, the following resolution:

          RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of the "Preferred Stock" class of the Corporation's stock, par value $1.00 per share, be and it hereby is, created and that the designation and number of shares thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

SECTION 1.     NUMBER OF SHARES AND DESIGNATION.

     One thousand (1,000) shares of the "Preferred Stock" class of the Corporation's stock, par value $1.00 per share, are hereby constituted as a series of such class designated as Series A Preferred Stock (the "Series A Preferred Stock").

SECTION 2.     DEFINITIONS.

     For purposes hereof, the following terms shall have the meanings indicated:

          "Board of Directors" shall mean the Board of Directors of the Corporation or any duly designated and constituted committee of the Board of Directors duly empowered and authorized by such Board of Directors to perform any of the Board's responsibilities with respect to the Series A Preferred Stock.

          "Call Date" shall have the meaning set forth in paragraph (B) of
     Section 4 hereof.

          "Dividend Priority Date" shall mean February 1, 2001.

          "Dividend Periods" shall mean consecutive twelve-month dividend periods, the initial Dividend Period commencing on February 1, 1995 and ending on and including January 31, 1996.
          "Dividend Record Date" shall mean, with respect to a dividend declared by the Board of Directors payable to the holders of shares of the Series A Preferred Stock, the date described in paragraph (A) of Section 3 hereof.

          "Junior Stock" shall mean the "Common Stock" class of the Corporation's stock and any other class or series of stock of the Corporation over which the Series A Preferred Stock has any preference or priority in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

          "Redemption Price" shall mean the redemption price per share of Series A Preferred Stock, which shall be equal to Fifty Thousand Dollars ($50,000.00) per share of Series A Preferred Stock.

          "Rights" shall mean any rights to purchase any shares of the capital stock of the Corporation under any shareholder rights plan adopted by the Corporation, as the same may be amended from time to time, or under any successor or replacement shareholder rights plan.

          "Series A Preferred Stock" shall have the meaning set forth in Section 1 hereof.

          "Transfer Agent" means the agent or agents of the Corporation as may be designated by the Board of Directors as the transfer agent for the Series A Preferred Stock.

SECTION 3.     DIVIDENDS.

     (A) At such times as permitted by Section 5 hereof and then when, as and if declared by the Board of Directors, the holders of shares of the Series A Preferred Stock shall be entitled to receive out of funds legally available for that purpose, dividends in an amount per share, payable in cash, which shall equal the sum of the dividends payable with respect to each Dividend Period which has commenced or been completed prior to the record date for such dividends set by the Board of Directors in accordance herewith ("Dividend Record Date"), with such dividends per share for each completed Dividend Period to be Six Thousand Dollars ($6,000.00). Such dividends shall be cumulative from February 1, 1995, whether or not in any Dividend Period or Periods there shall have been funds of the Corporation legally available for the payment of such dividends. Dividends shall be payable to the holders of record of shares of the Series A Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such Dividend Record Dates, not more than 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors.

     (B)  If the calculation of a dividend payable in accordance with paragraph
(A) of this Section 3 requires that a dividend be calculated for a Dividend Period that has commenced but not been completed prior to the Dividend Record Date, the dividend with respect to such Dividend Period shall be calculated on a pro rata, per diem basis, computed on the basis of twelve 30-day months and a 360-day Dividend Period. Holders of shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the cumulative accrued and unpaid dividends, as herein provided, on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

     (C) On and after the Dividend Priority Date and for so long as any shares of the Series A Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to dividends and amounts distributable upon liquidation, dissolution or winding up, on a parity with the Series A Preferred Stock, for any period unless full cumulative dividends have been, contemporaneously are, or are to be declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all Dividend Periods completed on or prior to the date of payment of the dividends on such class or series of parity stock. When dividends are not so paid in full or a sum sufficient for such payment is not so set apart with respect to the Series A Preferred Stock as aforesaid, all dividends declared upon shares of the Series A Preferred Stock and all dividends declared upon any other class or series of stock ranking on a parity therewith as to dividends and amounts distributable upon liquidation, dissolution or winding up shall be declared and paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and accumulated and unpaid on such parity stock.

     (D) On and after the Dividend Priority Date and for so long as any shares of the Series A Preferred Stock are outstanding, no dividends (other than (i) the Rights and (ii) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary of the Corporation) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Stock), unless in each case (i) the full cumulative accrued and unpaid dividends on all outstanding shares of the Series A Preferred Stock and any other stock of the Corporation ranking on a parity with the Series A Preferred Stock as to dividends and amounts distributable upon liquidation, dissolution or winding up shall have been paid or set apart for payment for all completed Dividend Periods with respect to the Series A Preferred Stock and all completed dividend periods with respect to such parity stock and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Stock and the current dividend period with respect to such parity stock.

     (E) Prior to the Dividend Priority Date, the declaration and payment of dividends and distributions upon Junior Stock shall not be restricted or limited by paragraphs (C) and (D) of Section 3.

SECTION 4.     REDEMPTION AT THE OPTION OF THE CORPORATION.

     (A) At any time or times, and from time to time, the Corporation, at its option, may redeem the shares of Series A Preferred Stock, in whole or in part, as set forth herein, subject to Section 5 hereof and the provisions described below.

     (B) In order to exercise its redemption option hereunder, the Corporation must give notice in writing to each holder of record of the shares to be redeemed, as provided in paragraph (D) of this Section 4. The date upon which any such redemption is to be effective (the "Call Date") shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 10 days or more than 60 days after the date on which the Corporation gives the notice of redemption.

     (C) Upon redemption of any shares of Series A Preferred Stock by the Corporation on the Call Date, the Corporation shall pay the holders thereof, for each share of Series A Preferred Stock so redeemed, in cash, the sum of: (i) the Redemption Price and (ii) all cumulative accrued and unpaid dividends as would be payable on such share pursuant to Section 3 hereof were the Call Date a Dividend Record Date (regardless of whether before or after the Dividend Priority Date) with respect to such share (such sum referred to as the "Redemption Amount").

     (D) If the Corporation shall redeem shares of Series A Preferred Stock pursuant to this Section 4, notice in writing of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (D), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3)
 the place or places at which certificates for such shares are to be surrendered; and (4) the Redemption Amount. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to irrevocably deposit or set aside an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of the Series A Preferred Stock so called for redemption shall cease to accrue,
(ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of such shares of the Series A Preferred Stock of the Corporation shall cease (except the rights to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required). The Corporation's obligation to deposit or set aside cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the City of Dallas, Texas or New York, New York and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, any cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares of Series A Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of the shares of Series A Preferred Stock to be redeemed on any cash so set aside by the Corporation.

     As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series A Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be equitable. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

SECTION 5.     LIMITATIONS ON PAYMENT OF DIVIDENDS AND REDEMPTION.

     Notwithstanding anything else herein to the contrary, no dividends shall be paid upon the Series A Preferred Stock and no redemption of shares of the Series A Preferred Stock shall be permitted until and unless either: (i) all amounts due and payable by the Corporation pursuant to that certain Loan Agreement dated as of July 16, 1993 between the Corporation and United States National Bank of Oregon ("US Bank"), as amended from time to time (the "Loan Agreement"), shall have been paid in full and neither US Bank nor any of its assignees under the Loan Agreement (collectively, the "Bank Lenders") shall have any further obligation to loan or advance any further amount to or on behalf of the Corporation pursuant to the Loan Agreement or (ii) the payment of such dividends or amounts in connection with such redemption shall be permitted by Section 5.04(c) of the Loan Agreement and the Corporation shall not be in violation of any of the financial covenants set forth in Section 5.03 of the Loan Agreement after giving effect to such payment.

SECTION 6.     LIQUIDATION PREFERENCE.

     (A) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of the shares of Series A Preferred Stock shall be entitled to receive Fifty Thousand Dollars ($50,000.00) per share of Series A Preferred Stock plus an amount equal to all cumulative accrued and unpaid dividends (whether or not earned or declared) as would be payable on such shares under Section 3 hereof were the date of final distribution to such holders a Dividend Record Date (regardless of whether before or after the Dividend Priority Date); but such holders shall not be entitled to any further payment with respect to such shares. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of stock ranking, as to dividends and liquidation, dissolution or winding up, on a parity with the Series A Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Section 6: (i) a consolidation or merger of the Corporation with one or more entities, or (ii) a sale or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

     (B) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Series A Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Stock, as provided in this
Section 6, any other series or class or classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock shall not be entitled to share therein.

SECTION 7.     SHARES TO BE RETIRED.

     All shares of Series A Preferred Stock which shall have been issued and reacquired in any manner by the Corporation and thereupon retired (excluding, until the Corporation elects to retire them, shares which are held as treasury shares) shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series.

SECTION 8.     RANKING.

     Except as otherwise provided in paragraph (E) of Section 3 hereof with respect to the declaration and payment of dividends and distributions on the Junior Stock prior to the Dividend Priority Date, any class or series of stock of the Corporation shall be deemed to rank:

          (A) prior to the Series A Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled with respect to shares of such class or series to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of Series A Preferred Stock;

          (B) on a parity with the Series A Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if the holders of such class of stock or series and the Series A Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other; and

          (C) junior to the Series A Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Common Stock or if the holders of Series A Preferred Stock shall be entitled to receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series.

SECTION 9.     VOTING.

     Except as provided by the General Corporation Law of the State of Delaware, the Series A Preferred Stock shall have no voting rights whatsoever.

SECTION 10.    RECORD HOLDERS.

     The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed and acknowledged by its duly authorized officer this 14th day of February, 1995.

                              MEDITE CORPORATION

                         By:
                              /s/ Michael A. Snetzer
                              Michael A. Snetzer
                              Chairman of the Board and Chief Executive Officer